Exhibit (d)(1)(A)

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made on October 27, 2017, by and amongst:

Infosys Limited, CIN: L85110KA1981PLC013115, a Company incorporated under the Companies Act, 1956 with its Registered Office at No. 44, Infosys Avenue, Hosur Road, Electronics City, Bengaluru, Karnataka - 560100 (hereinafter referred to as the “Company”, which expression shall, unless it be repugnant to the meaning or context hereof, mean and include its successors in business and permitted assigns) of the FIRST PART; and

Kotak Mahindra Capital Company Limited, a company established under Indian laws and having its registered office at 27BKC, 1st Floor, Plot No.C-27, “G” Block, Bandra Kurla Complex, Bandra (East), Mumbai – 400051 (Maharashtra) (hereinafter referred to as the “Co-Manager” or “Co-Manager to the Offer”, which expression shall, unless it be repugnant to the meaning or context hereof, mean and include its successors in business and permitted assigns) of the SECOND PART; and

J.P. Morgan India Private Limited, a company established under Indian laws and having its registered office at J.P. Morgan Tower, Off. C.S.T. Road, Kalina, Santacruz - East, Mumbai - 400098 (Maharashtra) (hereinafter referred to as the “Co-Manager” or “Co-Manager to the Offer”, which expression shall, unless it be repugnant to the meaning or context hereof, mean and include its successors in business and permitted assigns) of the THIRD PART;

Kotak Mahindra Bank Limited, a banking company incorporated under the Companies Act, 1956 and licensed under the Banking Regulation Act, 1949 and having its registered office at 27 BKC, C27, G Block, Bandra Kurla Complex, Bandra (East), Mumbai 400 051(hereinafter referred to as the “Escrow Bank” or “Bank” or “Agent”, which expression shall, unless it be repugnant to the meaning or context thereof, mean and include its successors in business and permitted assigns) of the FOURTH PART.

Both the Co-Manager shall be hereinafter collectively referred to as the “Managers” or “Managers to the Offer”.

The Company, the Managers and the Escrow Bank shall be hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, the Company proposes to buyback 113,043,478 fully paid-up equity shares of the face value Rs. 5/- each of the Company (“Shares”) at a price of Rs. 1,150/- (Rupees One Thousand One Hundred and Fifty only) (“Buyback Price ”) per Share aggregating to Rs 13,000 Crore/- (Rupees Thirteen Thousand Crore Only) (“Buyback Size”) from the existing owners of Shares through a tender offer, in accordance with the Companies Act, 2013 and the Securities and Exchange Board of India (Buy Back of Securities) Regulations, 1998, as amended (“Buyback Regulations”) (“Buyback”);

AND WHEREAS, the Regulation 10 of the Buyback Regulations requires the Company to deposit escrow amount as stipulated in Regulation 10(8) in an escrow account as security for performance of its obligations under the Buyback Regulations in connection with the Buyback;

AND WHEREAS, the Company in order to secure performance of its obligation proposes to open an Escrow Account and Special Account with the Escrow Bank’s branch office at Mumbai, India;

AND WHEREAS, the Company and the Managers agree with the opening of the Escrow Account and Special Account with the Escrow Bank;

AND WHEREAS, the Company shall deposit Escrow Amount in the Escrow Account in accordance with the terms of the Buyback Regulations as security for the performance of the Company’s obligations in relation to the Buyback.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, all the parties to the Agreement hereby confirm and agree as follows:

1)	The Bank shall open a non interest bearing escrow account with no cheque book facility with the Escrow Bank’s branch office at Mumbai India bearing the name “Infosys-Buy-Back of Equity Shares-Escrow A/c” at the written instructions of the Company, in terms of this agreement (“Escrow Account”). The Company and the Managers agree to execute all documents and provide further information forms, writings and documents as may be required by the Escrow Bank with respect to the Escrow Account. The Company shall deposit Rs. 130 crores/- (Rupees One Hundred and Thirty crores only) (“Escrow Amount”) (equal to 1% of the Buyback Size) in accordance with Regulation 10(8) of the Buyback Regulations in the said Escrow Account in a timely manner in accordance with the Buyback Regulations. Upon receipt of the Escrow Amount, the Escrow Bank shall promptly, on the same day, confirm via email to the Managers and the Company (as per format in Annexure I) that the Escrow Account has been opened and specify the balance to the credit of the Escrow Account.

The Company hereby agrees to provide an unconditional and irrevocable bank guarantee for an amount of Rs. 1,315 crores (Rupees One Thousand Three Hundred and Fifteen crores only) in favour of the Manager (“Bank Guarantee”) issued by KMBL’s branch office located at Kotak House, Ground Floor, No-22, M G Road Bangalore -560001. The Company hereby irrevocably and unconditionally empowers and authorises the Manager to realize the Bank Guarantee in accordance with the Buyback Regulations. The Company hereby undertakes that the Bank Guarantee shall be kept valid until 30 (thirty) days after the closure of the Buyback.

In case the Public Announcement is not released by Company, the Escrow Amount shall be released back to Company upon receipt of a certificate by the Escrow Bank from the Managers (as per format in Annexure V) and the Bank Guarantee shall stand cancelled

2)	Notwithstanding anything to the contrary contained in this Agreement, the Escrow Bank shall not have any banker’s lien, charge or right of set-off over the amount lying to the credit of the Escrow Account.

3)	Upon receipt of a written request from the Managers or the Company (as per format in Annexure III), the Bank shall forthwith open a Special Account bearing the name “Infosys Buyback – Special Account” (“Special Account”), for the purpose of payment of consideration to the shareholders who have validly tendered Shares pursuant to the Buyback and whose offers have been accepted by the Company.

4)	The money lying to the credit of the Escrow Account shall be utilized on the written instructions of the Managers in the following manner (1) to transfer a sum not exceeding 90% of the Escrow Amount to the Special Account upon receipt of written instructions from the Managers to that effect (as per format in Annexure IV), or (2) withdraw all or any portion of the Escrow Amount upon receipt of a certificate from the Managers that the money deposited in the Escrow Account can be released to the Company (as per format in Annexure V).

5)	Upon completion of the tendering period under the Buyback, and upon receipt of an intimation from the Managers to the Company and Escrow Agent in accordance with Clause 4 above, the Company shall deposit such sum in the Special Account as would, together with 90% of the Escrow Amount, make up the entire sum due and payable by the Company to the shareholders as consideration for Shares tendered and accepted under the Buyback, to fulfill the obligations of the Company in accordance with the Buyback Regulations. The basis and procedure of computation for the Managers to intimate the sum due and payable by the Company to the shareholders as consideration for Shares tendered and accepted under the Buyback is captured in Annexure IX.

6)	The Parties shall perform their respective obligations under Clause 5 promptly in order to ensure that the Special Account is funded within such time period as would facilitate payment to shareholders who have validly tendered Shares under the Buyback and whose offers have been accepted by the Company, within the time period stipulated under Buyback Regulations.

7)	Upon receipt of funds in the Special Account, the Escrow Bank shall promptly (but in no event later than 1 (One) Business Day from such receipt) notify via email to the Managers and the Company (as per format in Annexure VI), the balance lying to the credit of the Special Account.

8)

The Company hereby authorizes the Managers to give operational/banking instructions for forfeiture or transfer of the funds lying in the Escrow Account or Special Account for the purpose of Buyback and in accordance with the relevant provisions of the Buyback Regulations, and instruct the Escrow Bank in writing to issue demand drafts or make remittances by way of NECS/direct

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credit/NEFT/RTGS, in accordance with the Buyback Regulations, for the amounts lying to the credit of the Escrow Account or Special Account, and authorizes the Escrow Bank to issue demand drafts or make remittances by way of NECS/direct credit/NEFT/RTGS as per the instructions of the Managers. It is clarified that the mode of transfer, whether by way of issuance of banker’s cheques or demand drafts or remittances by way of NECS/direct credit/NEFT/RTGS with respect to the funds lying in the Escrow Account or Special Account shall be determined on whether the shares in the Buyback are bought via stock-exchange settlement mechanism or off-market mechanism.

9)	The Escrow Bank shall pursuant to the completion of the tendering period under the Buyback, and (a) upon receipt of written instructions from the Managers in accordance with Clause 4(1) above, transfer a sum not exceeding 90% of the Escrow Amount to the Special Account, (b) upon receipt of additional funds, as applicable, from the Company in accordance with Clause 5, and (c) upon receipt of written instructions from the Managers in the form and manner set out in Annexure VII, transfer the sums lying to the credit of the Special Account to Company’s broker’s account to the extent of shares bought back via stock-exchange mechanism or to the shareholder’s account to the extent of shares bought back via off-market mechanism (not later than 1 (one) Business Days prior to the transfer), so as to make payments to the shareholders who have tendered Shares in the Buyback and whose offers have been accepted by the Company, in accordance with the Buyback Regulations.

10)	On receipt of letter from the Merchant Bankers in the form and manner as set out in Annexure VIII (which shall be issued in accordance with Regulation 20(i) of the Buyback Regulations), the Escrow Bank shall transfer within 1 (one) Business Day to the Company, the balance of the amounts lying in the Escrow Account in accordance with the Buyback Regulations.

11)	The Managers are hereby authorized to operate the Escrow Account and Special Account in accordance with the Buyback Regulations. The Escrow Account and the Special Account shall not be closed without the prior written consent of the Managers, whose consent shall not be unreasonably withheld or delayed. On receipt of written instructions from the Managers, the Escrow Bank shall close the Escrow Account and the Special Account and shall stand discharged from all its obligations under this Agreement.

12)	The Company hereby agrees and confirms that if the Company fails to fulfil its obligations under the Buyback as evidenced by a written intimation to that effect by the Managers addressed to the Escrow Bank, the Managers shall be authorised to give operational/banking instructions, including foreclosure of account and issue of banker’s cheques/demand drafts in respect of the Escrow Account & Special Account in accordance with the Buyback Regulations, which instruction shall be acted upon promptly and notwithstanding any action from the Company and any other third party.

13)	The Escrow Bank shall not be liable or responsible for obtaining any regulatory or governmental or other approval in connection with or in relation to the transactions contemplated herein or the Buyback and shall not be in any manner obliged to inquire or consider whether any regulatory or governmental approvals have been obtained.

14)	The Parties hereto agree that the obligations of the Escrow Bank under this Agreement are limited to those set out in this Agreement and in accordance with the written instructions received hereunder. The Escrow Bank shall assume no responsibility and shall have no other obligations or duties other than to act in terms of this Agreement. No implied authorities, duties, obligations or responsibilities shall be read into this Agreement to devolve on the Escrow Bank. Notwithstanding anything contained herein, the Escrow Bank may refrain from taking any action which in its opinion, would or might contravene any law in any relevant jurisdiction, and do all such things in its opinion to comply with all applicable law as substantiated by the prior written advice of lawyers or other appropriate professional advisors. The Escrow Bank shall not be liable in any manner whatsoever if it in good faith refrained from taking any action or do any such things in this regard. The Escrow Bank shall not be obliged to make any transfer from the Escrow Account if so directed by any Government Authority.

15)	The Escrow Bank shall not be deemed to have notice of any other agreement that the Escrow Bank is not a party to or any of the terms thereof and shall not be liable to act in accordance with the same.

16)	The Escrow Bank shall not be liable or responsible in any manner whatsoever for the violation of any applicable laws and / or regulations by any of the Parties to this Agreement.

17)	The Escrow Bank may resign from its appointment, upon giving 30 Business Days prior notice in writing to the other Parties. The Escrow Bank shall hold the Escrow Amount in accordance with the provisions of this Agreement and applicable law and continue to be bound by the terms and conditions hereof until the parties identify a successor. In case the Parties fail to identify a successor escrow bank within the above-mentioned 30 Business Days, the Escrow Bank shall by itself appoint a successor escrow bank of equal standing and transfer the monies to the successor and thereafter be discharged of all its obligations under this Agreement in accordance with applicable laws.

18)	The Escrow Bank shall not be held liable or responsible for any failure or delay in performance of any or all of its duties under this Agreement, directly or indirectly caused by any circumstances beyond the control of the Escrow Bank, including, but not limited to, acts of God, orders or restrictions, war or warlike conditions, hostilities, sanctions, mobilizations, blockades, embargoes, detentions, revolutions, riots, looting, strikes, earthquakes, fires or accidents, failure of communication or banking systems (Force Majeure). Upon the occurrence of any event or condition of Force Majeure which affects the performance of the Escrow Bank, the Escrow Bank shall, as soon as is reasonably possible and not later than 1 (one) Business Day, notify the other parties of the nature of the event or condition, the effect of the event or condition on the Escrow Bank’s performance and, on a best efforts basis, the estimated duration of the event or condition. The Escrow Bank shall also notify the other parties immediately upon cessation of or changes in the event or condition constituting Force Majeure.

19)	The Escrow Bank shall not be liable for any indirect or consequential loss or damage, or special or punitive or exemplary damages, or loss of profit, business, revenue, goodwill or anticipated savings to the Company and/or the Manager. The Escrow Bank shall also not be liable for any liability, losses, damages, costs, expenses, (including legal fees, court fees and professional fees), suits and claims that are finally judicially determined to have resulted primarily from the negligence or infringing action of the Company and/or the Managers or any other person.

19A)	The Escrow Bank shall, if by the terms hereof, be required to perform any act / take any action on or within a period ending on a day which is not a Business Day (“Non Business Day”), then such action will be performed / taken by the Escrow Bank on the immediately succeeding Business Day. For the purposes of this agreement Business Day shall mean a day other than a Saturday or Sunday or a bank holiday on which the scheduled commercial banks are open for business in Mumbai.

19B)	The Parties hereby represent, warrant, undertake and covenant to the other that:

(i)	this Agreement constitutes a valid, legal and binding obligation and is enforceable in accordance with the terms hereof;

(ii)	the execution, delivery and performance of this Agreement and any other document related hereto has been duly authorised and do not and will not contravene (a) any law, regulation, judgement, decree or order of any competent authority, (b) the organisational documents or (c) any provisions of, or constitute a default under, any other agreement or instrument or undertaking

20)	The Managers shall stand fully discharged of all legal obligations under this Agreement upon fulfilment of its obligations hereunder and under applicable laws.

21)	Without prejudice to the other provisions of this Escrow Agreement, the Escrow Bank shall not be obliged to make any payment or otherwise to act on any request or instruction notified to it under this Escrow Agreement if:

i.	any facsimile or any other instructions (in original or otherwise) are illegible, unclear, incomplete, garbled or self-contradictory; or

ii.	it is unable to verify any signature on the communication against the specimen signature provided for the relevant authorized signatory by the concerned Party.

In the event that the Escrow Bank receives an instruction from the Parties and is thereafter unable to act on such instructions due to the causes mentioned in this Clause, the Escrow Bank shall seek clarification from the concerned Party and shall act upon such instructions only when all ambiguities have been successfully removed to its satisfaction.

22)	The Escrow Bank may, in good faith, accept and rely on any notice, instruction or other document received by it under this Escrow Agreement as conclusive evidence of the facts and of the validity of the instructions stated in it and as having been duly authorised, executed and delivered and need not make any further enquiry in relation to it. The Escrow Bank may act in conclusive reliance upon any instrument or signature believed by it, acting reasonably, to be genuine and may assume, acting reasonably, that any person purporting to give receipt, instruction or advice, make any statement, or execute any document in connection with the provisions of this Escrow Agreement has been duly authorised to do so. The Escrow Bank shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

23)	The Company undertakes and agrees to indemnify and keep the Escrow Bank indemnified against all consequences, liabilities, obligations, expenses, damages, losses and costs of every kind and nature (including all legal costs and expenses that Bank may be required to incur in legal proceedings and in engaging legal counsel) (collectively “Losses”) which the Bank may suffer and/or incur or be required to bear/incur by virtue of or as a consequence of this Agreement.

24)	Notwithstanding anything to the contrary in this Agreement, under no circumstances will the Escrow Bank be liable to any Party for any indirect, punitive or consequential loss or damages (inter alia, being loss of business, goodwill, opportunity or profit, revenue or anticipated savings be it arising directly or indirectly).

25)	Any notice, request or other communication pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by facsimile transmission, or (c) sent by registered mail, postage prepaid or established courier service to the address of the Party specified below or such other address as such Party notifies to the other Parties from time to time, or to such fax number as may be designated in writing by such Party. All notices and other communications required or permitted under this Agreement that are addressed as provided in this section will (a) if delivered personally or by an established courier service, be deemed given upon delivery; (b) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (c) if sent by registered mail, be deemed given when received.

For the Company:

At:	Infosys Limited
No. 44, Infosys Avenue,
Hosur Road,
Electronics City, Bengaluru,
Karnataka - 560100
	Attn:	A.G.S. Manikantha
	Phone:	+91 80 4116 7775
	Fax:	+91 80 28520261
	Email:	manikantha_ags@infosys.com

For the Managers:

At:	Kotak Mahindra Capital Company Limited
27BKC, 1st Floor, Plot No. C-27,
“G” Block, Bandra Kurla Complex,
Bandra (East), Mumbai – 400 051
Attn: Mr. Ajay Vaidya (Chief Legal & Compliance Officer) / Mr. Sourav Mallik (Joint Managing Director)
	Phone:	+91 22 4336 0120
	Fax:	+91 22 67132446
	Email:	ajay.vaidya@kotak.com; sourav.mallik@kotak.com

At:	J.P. Morgan India Private Limited
J.P. Morgan Tower, Off. C.S.T. Road,
Kalina, Santacruz - East,
Mumbai - 400098

Attn: Mr. Abhinav Bharti/ Mr. Kaustubh Kulkarni
	Phone:	+91 22 6157 3700
	Fax:	+91 22 6157 3911
	Email:	Abhinav.bharti@jpmorgan.com, kaustubh.kulkarni@jpmorgan.com

And

For the Bank:

At:	Kotak Mahindra Bank Limited
27BKC, Plot No. C-27,
“G” Block, Bandra Kurla Complex,
Bandra (East), Mumbai – 400 051
	Attn:	Mr. Jaydeep Sarkar,
	Phone:	+91226166 1183
	Fax:	+91226713 2416
	Email:	Jaydeep.sarkar@kotak.com

Each of the parties understands, acknowledges and accepts that communication sent via facsimile machines, internet, diskettes, or any other method over public lines is not encrypted, and that these transmission methods are not necessarily secure means of transmission and delivery of information, and that there are associated risks, including of breach of confidentiality, possible unauthorized alteration and/or unauthorized use, and failure of communication. Each of the Company and the Managers agree to exempt the Escrow Bank from any and/or all responsibility in this regard including as to any misuse of communication, and to hold the Escrow Bank harmless for any cost or loss and shall hereby indemnify against any losses or costs that the Escrow Bank may incur with its acting in accordance with any such notice, demand or other communication.

26)	The escrow service charges of the Escrow Bank for rendering its services and holding the Escrow Account under this Agreement shall be Nil.

27)	All the indemnification obligations contained in this Agreement shall survive the termination of this Agreement and/ or the resignation of the Escrow Bank.

28)	The Parties shall keep all non-public information confidential which will be shared by the other Parties during the course of this Agreement and shall not disclose such confidential information to any third party without prior permission of the respective Party, except in case of any legal or statutory requirement to disclose the same. The terms of this confidentiality clause shall survive the termination of the Agreement for reasons whatsoever.

29)	Notwithstanding to what is stated in this Agreement, the Escrow Bank shall not be responsible for anything, any action or any obligation related to the Bank Guarantee, in its capacity as escrow agent under this Agreement.

30)	Amendment:

This Agreement may only be modified by an instrument in writing signed by all the Parties.

31)	Severability:

If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

32)	Governing Law and Jurisdiction:

This Agreement shall be governed by and construed in accordance with the laws of India, subject to the succeeding paragraph the Parties submit to the exclusive jurisdiction of the courts of Mumbai.

Any dispute or difference between the Parties hereto or anyone claiming through or under them, at any time hereafter, in respect of the construction or interpretation of any term or provision hereof and/or as regards the responsibility and/or obligation of the respective Parties and/or otherwise in any way arising out of, relating to, concerning or touching this Agreement, shall be resolved and finally settled by arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996 and as may be amended from time to time or its re-enactment. The Company along with the Manger shall jointly appoint one (1) arbitrator. The Escrow Bank shall jointly appoint one (1) arbitrator. The two (2) arbitrators so appointed shall together appoint one (1) more arbitrator so that the total number of arbitrators shall be three (3). In the event of a Party failing to appoint an arbitrator or the arbitrators failing to appoint the third arbitrator as provided hereinbefore, such arbitrator(s) shall be appointed in accordance with the Arbitration and Conciliation Act, 1996, as amended from time to time. The award given by the majority of the arbitrators shall be final, conclusive and binding upon the Parties and the Parties agree to be bound by the same and the successful Party may seek to enforce the same through a competent court. The venue of arbitration shall be Mumbai, India and the language will be English. The Parties agree that the courts in Mumbai shall have jurisdiction in respect of matters relation to grant of injunctive relief.

33)	Waiver:

No delay or omission by any Party in exercising any right with respect hereto shall operate as a waiver of such right. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any other occasion.

34)	Entire Agreement:

This Agreement constitutes the entire agreement between the Parties relating to the subject hereof and shall supersede any prior agreements or understandings (written or oral) in respect of such subject matter.

35)	Assignment

No rights or liabilities under this Agreement shall be assigned by any of the Parties hereto without having obtained the prior written consent of the other Parties.

36)	Further Assurances

Subject to the terms and conditions of this Agreement, each Party shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law, and take all such other actions and to execute all such documents, certificates, agreements and other writings as such Party may reasonably be requested to take or execute by the other Party from time to time, to effectuate the provisions and purposes of this Agreement.

37)	Counterparts

This Agreement may be executed in one or more counterparts each signed by one of the Parties and each such counterpart shall be deemed to be an original agreement. Any Party may enter into this Agreement by signing any such counterpart. This Agreement is deemed to be complete and executed upon the last of the signatures applied hereto.

38)	No third party rights

This Agreement is solely for the benefit of the Parties hereto and is not intended to provide any rights or obligations in favour of any third parties.

39)	Termination of Agreement:

This Agreement shall terminate on: (a) closure of Escrow Account and/or Special Account, which shall be closed upon transfer of all monies therein and on receipt of written instructions from the Managers to close the said accounts, in accordance with the terms of this Agreement; or (b) prior to the occurrence of the event in sub-clause (a) above, upon the Bank handing over the Escrow Amount and/or the amounts lying in the Escrow Account and/or Special Account to a successor escrow bank; or (c) in case the Public Announcement is not released by Company on account of non-receipt of the requisite approval from shareholders of the Company or on account of the withdrawal of the Buyback. The Bank shall provide written confirmation of closure of Escrow Account to the Managers and the Company.

40)	Closure of the Accounts:

The Escrow Account and the Special Account shall be closed upon the termination of this Agreement. Notwithstanding anything contained herein, the Escrow Account shall not be closed without a 30 (thirty) Business Day prior written notice of the Managers. The Parties agree that in the event that the Escrow Bank is directed to close the Escrow Account by an order of a statutory, regulatory or judicial authority in India, the Escrow Bank, where legally permissible and/or practicable possible, shall use its reasonable efforts to provide a copy of such order to the Managers and the Company, and shall consult the other Parties on the procedure to be followed for the closure of the Escrow Account in order to comply with the aforesaid order.

41)	Conflict

In the event of any inconsistency or conflict between the provisions of this Escrow Agreement and any other agreement or contract between the Company and the Managers, this Escrow Agreement shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SIGNED AND DELIVERED by the within named Infosys Limited by its authorized signatory

By:	/s/ Deepak Bhalla
Name:	Mr. Deepak Bhalla
Title:	Senior Vice President, Finance
In the presence of

SIGNED AND DELIVERED by the within named Kotak Mahindra Capital Company Limited by its authorized signatories

By:	/s/ Sourav Mallik /s/ Ajay Vaidya
Name:	Sourav Mallik
Title:	Joint Managing Director
In the presence of [ILLEGIBLE]

SIGNED AND DELIVERED by the within named J.P. Morgan India Private Limited by its authorized signatories

By:	/s/ Abhinav Bharti
Name:	Abhinav Bharti
Title:	Executive Director
In the presence of

SIGNED AND DELIVERED by the within named Kotak Mahindra Bank Limited by its authorized signatories

By:	/s/ Amit Kumar
Name:	Amit Kumar
Title:
In the presence of

Annexure I

To

Kotak Mahindra Capital Company Limited

27BKC, 1st Floor, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Kind Attention: Mr. Sourav Mallik/ Mr. Ajay Vaidya

J.P. Morgan India Private Limited

J.P. Morgan Tower, Off. C.S.T. Road,

Kalina, Santacruz - East,

Mumbai - 400098 (Maharashtra)

Kind Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We confirm that we have, in terms of the Escrow Agreement dated [•] (“Escrow Agreement”) between Kotak Mahindra Capital Company Limited, Infosys Limited, J.P. Morgan India Private Limited and Kotak Mahindra Bank Limited, opened an Escrow Account no. [Account Number] in our bank branch at [Branch], Mumbai, India. The title of the account is “[Title of the Escrow Account]”.

We confirm that the balance to the credit of the Escrow Account is Rs. [Amount in figures]/- (Rupees [Amount in words] Only) as on [Date].

We confirm that the account shall be allowed to be operated in accordance with the Escrow Agreement. We also confirm that we will release the monies in the Escrow Account only upon receiving instructions as per the Escrow Agreement.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For Kotak Mahindra Bank Limited

Authorized Signatories

Place: Mumbai

Date: [•]

Cc.: Infosys Limited

Annexure II

To

Kotak Mahindra Bank Limited

27BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: Mr. Jaydeep Sarkar

Dear Sir/ Madam,

Re: Special Account in respect of the Buyback by the Company

We refer to the Escrow Agreement dated [•] entered into between Infosys Limited, Kotak Mahindra Bank Limited, Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited regarding the captioned subject.

We hereby instruct you to open the Special Account with your [insert address] branch in Mumbai, India within 1 (One) Business Day from the date of this letter.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Agreement.

Kindly send us the confirmation of the same.

Yours sincerely,

For Kotak Mahindra Capital Company

Authorized Signatories

For J.P. Morgan India Private Limited

Authorized Signatories

Place: Mumbai

Date: [•]

Copy to: Company

Annexure III

To

Kotak Mahindra Bank Limited

27-BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: Mr. Jaydeep Sarkar

Dear Sir,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated [•] entered into between Infosys Limited, Kotak Mahindra Bank Limited, Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited regarding the captioned subject.

We, Managers, hereby further instruct you to transfer on [•], Rs. [•] from the Escrow Account No. [•] to the Special Account no. [•] with Kotak Mahindra Bank.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited	For and on behalf of J.P. Morgan India Private Limited

Authorized Signatory	Authorized Signatory

Place: Mumbai

Date: [•]

[Note: The instruction shall be given solely by the Managers]

Annexure IV

To

Kotak Mahindra Bank Limited

27-BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: Mr. Jaydeep Sarkar

Dear Sir,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated [•] entered into between Infosys Limited, Kotak Mahindra Bank Limited, Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited regarding the captioned subject.

We, Managers, further instruct you to transfer on [•], Rs. [•] from the Escrow Account No. [•] to the bank account no. [•] with [name of bank].

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited	For and on behalf of J.P. Morgan India Private Limited

Authorized Signatory	Authorized Signatory

Place: Mumbai

Date: [•]

[Note: The instruction shall be given solely by the Managers]

Annexure V

To

Kotak Mahindra Capital Company Limited

27BKC, 1st Floor, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Kind Attention: Mr. Sourav Mallik/ Mr. Ajay Vaidya

J.P. Morgan India Private Limited

J.P. Morgan Tower, Off. C.S.T. Road,

Kalina, Santacruz - East,

Mumbai - 400098 (Maharashtra)

Kind Attention: [•]

Dear Sir/ Madam,

Re: Special Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated [•] entered into between Infosys Limited, Kotak Mahindra Bank Limited, Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited regarding the captioned subject.

We reference to the Special Account titled “[Title of the Special Account]” bearing account number [Special Account Number] opened by us at our [insert address] branch for the purpose of payment of consideration to the shareholders who have validly tendered Shares under the Buyback and whose offers have been accepted by the Company.

We confirm that the total balance as on [Date] in the Special Account is Rs. [Amount in figures]/- (Rupees [Amount in words] Only).

Words and capitalised terms used but not defined herein shall, unless the context otherwise requires, have the same meaning as in the Escrow Agreement.

Thanking you,

Yours faithfully,

For Kotak Mahindra Bank Limited

Authorised Signatory

Copy to:

Company

Annexure VI

To

Kotak Mahindra Bank Limited

27-BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: Mr. Jaydeep Sarkar

Dear Sir,

Re: Special Account in respect of the Buyback by the Company

We refer to the Escrow Agreement dated [•] entered into between Infosys Limited, Kotak Mahindra Bank Limited, Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited regarding the captioned subject.

We instruct you to

(i) debit on [Date], Rs. [•] from the Special Account [No.] [•], and

(ii

[to the extent of shares bought back via stock-exchange mechanism, credit by way of direct credit Company’s broker] (as per the details provided therein)]

in accordance with all applicable laws.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Agreement.

Kindly send us and the Company confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited	For and on behalf of J.P. Morgan India Private Limited

Authorized Signatory	Authorized Signatory

Place: Mumbai

Date: [•]

Copy to:

Company

Annexure VII

To

Kotak Mahindra Bank Limited

27BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: Mr. Jaydeep Sarkar

Dear Sir/ Madam,

Re: Release of funds from [Escrow Account/Special Account]

We refer to the Escrow Agreement dated [•] entered into between Infosys Limited, Kotak Mahindra Bank Limited, Kotak Mahindra Capital Company Limited and J.P. Morgan India Private Limited regarding the captioned subject.

We hereby irrevocably direct you to release the amount of Rs                              (Rupees                                  only) from the [Escrow Account] (Account No.                                         ) to Company in their account bearing number [ ] maintained with                      Bank in accordance with Regulation 10(9) of the Buyback Regulations and clause 10 of the Escrow Agreement                        .

Capitalised terms not defined herein shall have the meanings ascribed to them in the Agreement.

Kindly send us the confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited	For and on behalf of J.P. Morgan India Private Limited

Authorized Signatory	Authorized Signatory

Authorized Signatories

Place: Mumbai

Date: [•]

Copy to: Company

Annexure VIII

The basis and procedure of computation of sum due and payable by the Company to the shareholders as consideration for Shares tendered and accepted under the Buyback

1.	Upon completion of the tendering period under the Buyback, the Registrar to the Buyback shall communicate to the Company and the Managers the maximum number of demat and physical Shares tendered and to be accepted under the Buyback via stock exchange settlement mechanism (“Accepted Shares – Stock Exchange Mechanism”).

2.	The Managers and/or Company shall, immediately on receipt of the intimation as described above from the Registrar to the Buyback, in-turn communicate the details of the Accepted Shares – Stock Exchange Mechanism to Company’s Broker.

3.	Upon receipt of the intimation from the Managers and/or the Company as described above, Company’s Broker shall compute and share the entire sum due and payable by the Company to the shareholders as consideration for Shares tendered and accepted under the Buyback via stock exchange settlement mechanism, to fulfill the obligations of the Company in accordance with the Buyback Regulations in the format as prescribed in Annexure A (“Total Consideration”).

4.	As mentioned in Clause 4(1) and Clause 5 of the Escrow Agreement, upon receipt of the intimation of Total Consideration from Company’s Broker as described above, the Managers shall intimate i) the Escrow Bank to transfer a sum not exceeding 90% of the Escrow Amount to the Special Account (as per format in Annexure IV) and ii) intimate the Company of the balance funds that is needed to be transferred to Special Account such that the sums lying to the credit of the Special Account is equivalent to Total Consideration.

5.	Upon receipt of the intimation from the Managers as mentioned in 4(ii) above, the Company shall at least 2 working days prior to the settlement date fund the Special Account such that the sums lying to the credit of the Special Account is equivalent to Total Consideration,

6.	As mentioned in Clause 5 of the Escrow Agreement, the Escrow Bank shall pursuant to the completion of the tendering period under the Buyback, and (a) upon receipt of instructions from the Managers in accordance with Clause 4(1) above, transfer a sum not exceeding 90% of the Escrow Amount to the Special Account, (b) upon receipt of additional funds, as applicable, from the Company in accordance with Clause 5, and (c) upon receipt of instructions from the Managers in the form and manner set out in Annexure VII, transfer the sums lying to the credit of the Special Account to Company’s broker’s account to the extent of shares bought back via stock-exchange mechanism at least 1 working day prior to settlement date or to the shareholder’s account to the extent of shares bought back via off-market mechanism (not later than 1 (one) Business Days prior to the transfer), so as to make payments to the shareholders who have tendered Shares in the Buyback and whose offers have been accepted by the Company, in accordance with the Buyback Regulations.

Annexure A

To

Kotak Mahindra Capital Company Limited

27BKC, 1st Floor, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Kind Attention: Mr. Sourav Mallik/ Mr. Ajay Vaidya

J.P. Morgan India Private Limited

J.P. Morgan Tower, Off. C.S.T. Road,

Kalina, Santacruz - East,

Mumbai - 400098 (Maharashtra)

Kind Attention: [•]

Dear Sir/ Madam,

Please ensure that a sum of Rs. [    ] is transferred to the Kotak Securities Ltd. bank account in lieu of Company’s Buyback Offer to acquire equity shares of Company, as per details mentioned below:

Beneficiary Details
Beneficiary Name	[•]
Beneficiary Address	[•]
Credit Account No.	[•]
Centre (Location)	[•]
Bank	[•]
Branch	[•]
Account Type	[•]
IFSC Code	[•]

Please intimate us once the funds have been transferred.

Yours sincerely,

[Authorized Signatory] Place: Mumbai Date: [•] Copy to: Company